Exhibit 99.1

Xenith Bankshares, Inc. Reports 2016 Results

Results Reflect the Reversal of Substantially All of the Remaining Deferred Tax Asset Valuation

Allowance and the 1-for-10 Reverse Stock Split

RICHMOND, VA, February 22, 2017 — Xenith Bankshares, Inc. (Nasdaq: XBKS), parent company of Xenith Bank, today announced financial results for the year and fourth quarter ended December 31, 2016.

The company reported net income of $57.0 million, or $2.89 per diluted share ($2.81 per diluted share from continuing operations), for 2016 compared to $93.0 million, or $5.39 per diluted share ($5.26 per diluted share from continuing operations), in 2015. Net income in 2016 included the effect of $16.7 million of expenses incurred in connection with the company’s merger with legacy Xenith Bankshares, Inc. (“legacy Xenith”), effective July 29, 2016 (the “merger”), and an income tax benefit that included $60.0 million resulting from the reversal of substantially all of the company’s remaining deferred tax asset valuation allowance. Net income in 2015 included the effect of an income tax benefit that included $92.1 million resulting from the partial reversal of the company’s deferred tax asset valuation allowance. After the 2016 and 2015 reversals, substantially all of the deferred tax asset valuation allowance has been released. Loss before income taxes from continuing operations for 2016 was $4.2 million, which included $16.7 million of merger-related expenses, compared to a loss before income taxes from continuing operations for 2015 of $1.7 million.

The company reported net income of $5.2 million, or $0.22 per diluted share ($0.22 per diluted share from continuing operations), for the fourth quarter of 2016 compared to net income of $88.6 million, or $5.13 per diluted share ($5.12 per diluted share from continuing operations), in the fourth quarter of 2015, which included the effect of the income tax benefit described above. In the fourth quarter of 2016, the company had merger-related expenses of $1.2 million. Net income in the fourth quarter of 2016 also reflected income tax expense of $1.2 million related to a reduction in the company’s net deferred tax asset for an income tax rate change in a state in which the company operates. Income before income taxes from continuing operations for the fourth quarter of 2016 was $8.2 million, which includes $1.2 million of merger-related expenses, compared to a loss before income taxes from continuing operations for the fourth quarter of 2015 of $4.1 million.

T. Gaylon Layfield, III, Chief Executive Officer, commented: “When I consider all that we have accomplished in 2016, particularly with respect to the merger, I’m pleased with our progress. Banking is about people and aligning two cultures is hard work, especially when cost savings are so important to improving performance. We rolled out our Vision, Mission and Values to establish expectations for the new Xenith. As we previously reported, we exited our mortgage banking business and transferred over 100 employees to a regional mortgage company. We grew core loans from the time of the merger until year-end at an annualized rate of nearly 8%. We established a new business-banking unit, supported by an approval platform geared for smaller loans and deposit gathering. On the expense front, we eliminated more than 40 overlapping positions in addition to the mortgage subsidiary reductions. In November, we consolidated our systems to a single core platform and entered into a new core-processing contract, which should result in significant savings going forward. I am also pleased with our progress related to asset quality as we reduced NPLs as a percentage of gross loans from 2.31% at the end of 2015 to 1.31% at the end of 2016. We also reduced OREO assets from $12.4 million at the end of 2015 to $5.3 million at the end of 2016, a 57% reduction. And, when I consider fourth quarter 2016 metrics, especially asset returns and overhead expense without merger-related noise and state tax adjustments, I like our trajectory. ”

Information contained herein as of the period ended December 31, 2016 includes the balances of legacy Xenith; all information reported as of periods prior to September 30, 2016 does not include the balances of legacy Xenith. Information for 2016 includes the operations of legacy Xenith only for the period immediately following the effective date of the merger (July 29, 2016) through period end. All amounts based on the company’s common shares have been adjusted to reflect the previously announced 1-for-10 reverse stock split, which was effective December 13, 2016.

On September 16, 2016, the company announced its plans to cease operations of its mortgage banking business conducted through its wholly-owned subsidiary, Gateway Bank Mortgage, Inc. (“GBMI”), and its entry into a definitive asset purchase agreement to sell certain assets of GBMI to a regional mortgage company (the “GBMI Sale”). The decision to exit the mortgage origination business was based on a number of factors, including the substantial costs of regulatory compliance and the absolute scale required to be competitive in today’s mortgage banking market. For purposes of the fourth quarter and year-end results, the operations of GBMI have been reported as discontinued operations. The completion of the GBMI Sale occurred on October 17, 2016. With the transfer of more than 100 employees to the purchaser, the wind-down of the GBMI operations are now substantially complete.

Full Year 2016 Financial Highlights

•	For the year ended December 31, 2016, loss before income taxes from continuing operations was $4.2 million compared to a loss before income taxes from continuing operations of $1.7 million in 2015. Loss before income taxes in 2016 included $16.7 million of one-time merger-related expenses, while the loss in 2015 included $2.3 million of separation costs paid to a former chief executive officer.

•	Net interest income in 2016 was $76.9 million compared to $60.9 million in 2015, an increase of $16.0 million, or 26.2%, which included the operations of legacy Xenith from the effective date of the merger. Accretion of acquired loan discounts in the 2016 was $2.9 million compared to zero in 2015.

•	Net interest margin for 2016 was 3.38% compared to 3.29% for 2015. Net interest margin excluding accretion of loan discounts was 3.25% in 2016.

•	Provision for loan losses was $11.3 million for 2016 compared to $626 thousand in 2015. Higher provision in 2016 is primarily due to specific reserves related to two legacy Bank of Hampton Roads relationships. Net loans were $2.4 billion at December 31, 2016 compared to $1.5 billion at December 31, 2015.

•	Total average interest-earning assets in 2016 were $2.3 billion compared to $1.9 billion in 2015. Total average interest-earning assets in 2016 included those acquired in the merger.

•	Total assets at December 31, 2016 were $3.3 billion compared to $2.1 billion at December 31, 2015.

•	Total deposits at December 31, 2016 were $2.6 billion compared to $1.7 billion at December 31, 2015.

•	At December 31, 2016, the ratio of nonperforming assets to total assets was 1.15% compared to 2.32% as of December 31, 2015, the ratio of nonperforming loans to gross loans was 1.31% compared to 2.31% as of December 31, 2015, and the ratio of the company’s allowance for loan losses (ALL) to nonaccrual loans was 67.8% compared to 65.2% as of December 31, 2015.

•	Net charge-offs as a percentage of average loans were 0.65% for the year ended December 31, 2016 compared to (0.08)% for the year ended December 31, 2015. ALL as a percentage of gross loans was 0.89%, at December 31, 2016, and this ratio including acquisition fair value adjustments (Adjusted ALL/Gross Loans) was 1.25%[1].

•	Other real estate owned and repossessed asset balance was $5.3 million at December 31, 2016 compared to $12.4 million at December 31, 2015.

•	The company’s capital ratios remained well above regulatory standards for “well-capitalized” banks, with a Common Equity Tier 1 Capital Ratio of 12.15%, a Tier 1 Leverage Ratio of 10.74%, a Tier 1 Risk-Based Capital Ratio of 12.15%, and a Total Risk-Based Capital Ratio of 13.23% at December 31, 2016. Xenith Bank had a Common Equity Tier 1 Capital Ratio of 11.25%, a Tier 1 Leverage Ratio of 9.93%, a Tier 1 Risk-Based Capital Ratio of 11.25%, and a Total Risk-Based Capital Ratio of 12.03%. These capital ratios exclude the disallowed portion of the company’s deferred tax asset of approximately $73.0 million.

•	Total shareholders’ equity was $463.6 million at December 31, 2016 compared to $290.6 million at December 31, 2015. Tangible book value at December 31, 2016 was $18.72 per common share compared to $16.97 at December 31, 2015. Return on average assets was 2.22% and return on average common equity was 15.98% for the year ended December 31, 2016.

Operating Results

Full Year 2016 Compared to Full Year 2015

For the year ended December 31, 2016, loss before income taxes from continuing operations was $4.2 million compared to a loss before income taxes from continuing operations of $1.7 million in 2015. Loss before income taxes in 2016 included $16.7 million of merger-related expenses, while the loss in 2015 included $2.3 million of one-time separation costs paid to a former chief executive officer.

Total interest income for 2016 was $92.4 million compared to $73.9 million for 2015. Total interest income in 2016 reflected average interest-earning assets of $2.3 billion, which include the assets of legacy Xenith from the effective date of the merger, compared to $1.9 billion in 2015. Asset yields in the 2016 period were 4.05% compared to yields of 3.98% in 2015. The increase in asset yields was primarily due to accretion from acquired loans, which was $2.9 million in 2016 and zero in 2015.

Total interest expense for 2016 was $15.5 million compared to $13.0 million for 2015. Average interest-bearing liabilities in 2016 were $1.8 billion, which include the liabilities of legacy Xenith from the effective date of the merger, compared to $1.5 billion in 2015. The cost of total liabilities was 0.86% and 0.87% for the years ended December 31, 2016 and 2015, respectively.

Net interest margin in 2016 was 3.38% compared to 3.29% in 2015. Net interest margin excluding accretion of loan discounts was 3.25% in 2016.

Net interest income after provision for loan losses was $65.5 million for the year ended December 31, 2016 compared to $60.3 million in the same period of 2015. Net interest income after provision for loan losses in 2016 reflected $11.3 million in loan loss provision expense compared to $626 thousand of provision expense in 2015. Higher provision expense in the 2016 period was primarily due to specific reserves related to two legacy Bank of Hampton Roads relationships. In each case, the additional reserve was primarily attributable to impairments against the remaining collateral securing the specific loans.

Total noninterest income was $11.1 million in 2016 compared to $11.7 million in 2015. Lower noninterest income in 2016 when compared to 2015 was primarily due to reduced service charges and fees on deposit accounts, lower gains on sales of available-for-sale securities, and lower other noninterest income, which in 2015 included one-time loan monitoring fees related to the marine financing portfolio of $592 thousand.

Noninterest expense in 2016 was $80.9 million compared to $73.6 million in 2015. Noninterest expense in 2016 included $16.7 million of expenses related to the merger and $532 thousand of impairments, net of gains, on real estate owned and repossessed assets, while noninterest expense in 2015 included one-time separation costs of $2.3 million paid to a former chief executive officer and $9.5 million of impairments, net of gains, on other real estate owned and repossessed assets and other underutilized assets. Efficiency ratio was 92% for 2016 down from 101% in 2015, and this ratio excluding merger-related expenses in 2016 was 73%1.

Fourth Quarter 2016 Compared to Fourth Quarter 2015

For the quarter ending December 31, 2016, income before income taxes from continuing operations was $8.2 million, including $1.2 million in merger-related expenses, compared to a loss before income taxes from continuing operations of $4.1 million in 2015.

Total interest income for the three months ended December 31, 2016 was $29.0 million compared to $18.6 million for the three months ended December 31, 2015. For the same three-month period of 2016, total interest income reflected average interest-earning assets of $3.0 billion compared to $1.8 billion in average interest-earning assets in the same period of 2015. Asset yields in the 2016 period were 3.92% compared to yields of 4.04 % in the 2015 period. Asset yields in the 2016 period included accretion of $1.4 million. There was no accretion in the fourth quarter of 2015.

Total interest expense for the three months ended December 31, 2016 was $4.8 million compared to $3.2 million for the three months ended December 31, 2015. Average interest-bearing liabilities in the same three-month period of 2016 increased to $2.3 billion from $1.4 billion in the same period of 2015. The cost of total interest-bearing liabilities was 0.83% and 0.88% for the three-month periods ended December 31, 2016 and 2015, respectively.

Net interest margin in the fourth quarter 2016 was 3.27% compared to 3.35% in the fourth quarter 2015. Net interest margin excluding accretion was 3.08% in the fourth quarter of 2016.

Net interest income after provision for loan losses was $23.5 million for the three months ended December 31, 2016 compared to $15.4 million in the same period of 2015. Net interest income after provision for loan losses in the 2016 period reflected $625 thousand in loan loss provision expense compared to $4 thousand provision in the 2015 period.

Total noninterest income was $3.1 million in the fourth quarter of 2016 compared to $2.7 million in the fourth quarter of 2015. Higher noninterest income in the fourth quarter of 2016 was primarily due to higher VISA check card income and higher earnings on bank-owned life insurance.

Noninterest expense in the fourth quarter of 2016 was $18.5 million compared to $23.8 million in the fourth quarter of 2015. Noninterest expense in the fourth quarter of 2016 included $1.2 million of merger-related expenses and $420 thousand of impairments, net of gains, on real estate owned and repossessed assets, while noninterest expense in the 2015 period included $8.0 million of impairments, net of gains, on other real estate owned and repossessed assets and other underutilized assets. Efficiency ratio was 68% for the fourth quarter of 2016 down from 123% in the fourth quarter of 2015, and this ratio excluding merger-related expenses was 63%1.

Asset and Credit Quality

At December 31, 2016, the ratio of nonperforming assets to total assets was 1.15%, the ratio of nonperforming loans to gross loans was 1.31%, and the ratio of the company’s ALL to nonaccrual loans was 67.8%. Net charge-offs as a percentage of average loans were 0.65% in 2016, which primarily reflects charge offs related to the two relationships mentioned above. ALL as a percentage of gross loans was 0.89%, at December 31, 2016, and this ratio including acquisition fair value adjustments (Adjusted ALL/Gross Loans) was 1.25%1.

Capital and Shareholder Value Measures

The company’s combined capital ratios remained well above regulatory standards for “well-capitalized” banks, with a Common Equity Tier 1 Capital Ratio of 12.15%, a Tier 1 Leverage Ratio of 10.74%, a Tier 1 Risk-Based Capital Ratio of 12.15%, and a Total Risk-Based Capital Ratio of 13.23% at December 31, 2016. Capital ratios for Xenith Bank were also strong, with a Common Equity Tier 1 Capital Ratio of 11.25%, a Tier 1 Leverage Ratio of 9.93%, a Tier 1 Risk-Based Capital Ratio of 11.25%, and a Total Risk-Based Capital Ratio of 12.03% at December 31, 2016. These ratios exclude approximately $73.0 million in disallowed deferred tax assets as required by Basel III rules.

Total shareholders’ equity was $463.6 million at December 31, 2016 compared to $290.6 million at December 31, 2015. The increase in equity was primarily the result of the issuance of common stock in connection with the merger and the reversal of substantially all of the remaining valuation allowance on the deferred tax asset. Tangible book value at December 31, 2016 was $18.72 per share of common stock compared to $16.97 at December 31, 2015. Return on average assets was 2.22% and return on average common equity was 15.98% for the year ended December 31, 2016, both primarily explained by the reversal of the deferred tax asset valuation allowance.

Outlook

Layfield concluded: “There are some rays of hope in the banking industry that did not exist 90 days ago and are likely reflected in bank stock prices. However, many of the challenges we faced 90 days ago remain. Perhaps we will get some acceleration in economic growth and increased interest rates and perhaps we will get some tax relief. All would be welcome, however new Xenith is not as asset-sensitive as was the case for legacy Xenith, primarily as a function of new Xenith’s larger fixed-rate loan portfolio. On the regulatory front, I suspect any real changes to the regulatory regime will take time and be at the margin. In 2017, we will continue to focus on managing operating expenses, working to further reduce criticized loans and nonperforming assets, enhancing enterprise risk management practices and integrating technology platforms, all in an effort to solidify our infrastructure and to execute on our two core strategies. The first strategy is growing loans and deposits in our core markets. We focus on three business lines: Middle Market Commercial Banking, including commercial real estate, Business Banking, primarily serving companies with annual sales of less than $10 million, and Retail Banking, including Shore Premier Finance. In all three business lines, we are seeing traction. The second core strategy is continued focus on evaluating business combinations to further leverage our capital and boost returns. While merger activity is difficult to predict and we have some immediate priorities to achieve, I believe we are creating the platform that others may want to join. As ‘Rome was not built in a day,’ neither will be the new Xenith. However, over a reasonable time period, I like our chances of reaching the return metrics for top-performing banks in our size range.”

About Xenith Bankshares, Inc.

Xenith Bankshares, Inc. (“XBKS”) is the holding company for Xenith Bank, a full-service commercial bank headquartered in Richmond, Virginia. Xenith Bank specifically targets the banking needs of middle market and small businesses, local real estate developers and investors, and retail banking clients. XBKS also offers marine finance floorplan and end-user products through its Shore Premier Finance division. Xenith Bank’s regional area of operations spans from greater Baltimore, Maryland to Raleigh and eastern North Carolina, complementing its significant presence in Greater Washington, D.C., Greater Richmond, Virginia, Greater Hampton Roads, Virginia and on the Eastern Shore of Maryland and Virginia. Xenith Bank has 42 full-service branches and four loan production offices located across these areas with its headquarters centrally-located in Richmond. XBKS’s common stock trades on The NASDAQ Stock Market under the symbol “XBKS.”

Additional information about XBKS and its subsidiaries can be found at www.xenithbank.com.

Caution About Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to XBKS. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to XBKS. If a change occurs, XBKS’s business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors include among others: difficulties and delays in integrating the combination of the legacy Hampton Roads Bankshares and legacy Xenith businesses or fully-realizing cost savings and other benefits; business disruptions following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and the risks discussed in XBKS’s public filings with the Securities and Exchange Commission, including those outlined under “Risk Factors” in XBKS’s registration statement on Form S-4 (Registration Statement No: 333-210643). Except as required by applicable law or regulations, XBKS does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

[1]	Please see the discussion of non-GAAP financial measures at the end of the financial tables.

# # # # #

Contact:

Thomas W. Osgood
Executive Vice President, Chief Financial Officer
(804) 433-2209
tomosgood@xenithbank.com

-Selected Financial Tables Follow-

Xenith Bankshares, Inc.

Consolidated Balance Sheets

As of December 31, 2016 and 2015

(unaudited)
(in thousands, except share and per share data)	December 31, 2016	December 31, 2015
Assets
Cash and due from banks	$18,825	$17,031
Interest-bearing deposits in other banks	4,797	691
Overnight funds sold and due from Federal Reserve Bank	103,372	46,024
Investment securities available for sale, at fair value	317,443	198,174
Restricted equity securities, at cost	24,313	9,830
Loans	2,464,056	1,538,952
Allowance for loan losses	(21,940)	(23,157)

Net loans	2,442,116	1,515,795
Premises and equipment, net	56,996	52,135
Interest receivable	8,806	4,116
Other real estate owned and repossessed assets, net of valuation allowance	5,345	12,409
Goodwill	26,931	—
Other intangible assets, net	3,787	248
Net deferred tax assets, net of valuation allowance	157,825	92,142
Bank-owned life insurance	72,104	50,695
Other assets	13,969	6,226
Assets of discontinued operations	10,563	60,424

Totals assets	$3,267,192	$2,065,940

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$501,678	$298,351

Interest-bearing:
Demand	1,113,453	693,413
Savings	86,739	61,023

Time deposits:
Less than $250	785,303	592,089
$250 or more	84,797	60,269

Total deposits	2,571,970	1,705,145
Federal Home Loan Bank borrowings	172,000	25,000
Other borrowings	38,813	29,689
Interest payable	829	463
Other liabilities	19,093	13,974
Liabilities of discontinued operations	849	1,048

Total liabilities	2,803,554	1,775,319

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 23,123,518 and 17,112,827 shares issued and outstanding on December 31, 2016 and December 31, 2015, respectively	231	171
Capital surplus	710,916	591,957
Accumulated deficit	(245,538)	(302,580)
Accumulated other comprehensive (loss) income, net of tax	(2,428)	560

Total shareholders’ equity before non-controlling interest	463,181	290,108
Non-controlling interest of the discontinued operations	457	513

Total shareholders’ equity	463,638	290,621

Total liabilities and shareholders’ equity	$3,267,192	$2,065,940

Xenith Bankshares, Inc.

Consolidated Statements of Income

For the Years Ended December 31, 2016 and 2015

(unaudited)
(in thousands)	December 31, 2016	December 31, 2015
Interest Income
Loans, including fees	$85,513	$67,443
Investment securities	6,584	6,267
Overnight funds sold and deposits in other banks	320	158

Total interest income	92,417	73,868

Interest Expense
Deposits:
Demand	4,663	2,799
Savings	126	53
Time deposits	8,090	7,710

Interest on deposits	12,879	10,562
Federal Home Loan Bank borrowings	301	668
Other borrowings	2,368	1,728

Total interest expense	15,548	12,958

Net interest income	76,869	60,910
Provision for loan losses	11,329	626

Net interest income after provision for loan losses	65,540	60,284

Noninterest Income
Service charges on deposit accounts	4,686	4,989
Earnings from bank-owned life insurance	1,492	1,245
Gain on sale of available-for-sale securities	16	238
Visa check card income	2,847	2,652
Other	2,083	2,543

Total noninterest income	11,124	11,667

Noninterest Expense
Salaries and employee benefits	34,501	33,566
Professional and consultant fees	3,021	3,459
Occupancy	6,427	6,347
FDIC insurance	1,847	1,765
Data processing	5,602	5,201
Problem loan and repossessed asset costs	650	1,486
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	532	5,140
Impairments and gains and losses on sale of premises and equipment, net	48	4,348
Equipment	1,083	1,288
Board fees	1,347	1,183
Advertising and marketing	539	623
Merger-related	16,717	—
Other	8,564	9,223

Total noninterest expense	80,878	73,629

Loss from continuing operations before benefit for income taxes	(4,214)	(1,678)
Benefit for income taxes	(59,728)	(92,415)

Net income from continuing operations	55,514	90,737
Net income from discontinued operations before provision for income taxes	4,191	4,061
Provision for income taxes	996	103
Net income from discontinued operations attributable to non-controlling interest	1,667	1,740

Net income from discontinued operations	1,528	2,218
Net income attributable to Xenith Bankshares, Inc.	$57,042	$92,955

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

($ in thousands, except per share data)

PERFORMANCE MEASURES

	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Net interest margin (1)	3.27%	3.59%	3.29%	3.30%	3.35%	3.38%	3.29%
Return on average assets (2)	0.62%	6.67%	0.51%	0.27%	17.79%	2.22%	4.64%
Return on average common equity (3)	4.42%	51.42%	3.56%	1.89%	170.30%	15.98%	45.55%
Efficiency ratio (4)	68%	126%	82%	90%	123%	92%	101%
Efficiency ratio, excluding merger-related costs (5)	63%	76%	76%	81%	123%	73%	101%
Income (loss) from continuing operations before income taxes	$8,177	(17,339)	3,181	1,767	(4,148)	(4,214)	(1,678)
Net income	$5,173	47,864	2,623	1,382	88,591	57,042	92,955
Earnings per common share (basic)-continuing operations (6)	$0.22	2.26	0.11	0.06	5.14	2.82	5.29
Earnings per common share (diluted)-continuing operations (6)	$0.22	2.25	0.11	0.06	5.12	2.81	5.26
Earnings per common share (basic)-discontinued operations (6)	$—	0.02	0.04	0.02	0.02	0.08	0.13
Earnings per common share (diluted)-discontinued operations (6)	$—	0.02	0.04	0.02	0.02	0.08	0.13
Earnings per common share (basic) (6)	$0.22	2.28	0.15	0.08	5.16	2.90	5.42
Earnings per common share (diluted) (6)	$0.22	2.27	0.15	0.08	5.13	2.89	5.39

(1)	Net interest margin is net interest income (from continuing and discontinued operations) divided by average interest-earning assets. For the purposes of this calculation, tax-exempt interest income from tax-exempt municipal securities is computed on a taxable-equivalent yield basis.
(2)	Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3)	Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity (excluding non-controlling interest) for the respective period.
(4)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income from continuing operations.
(5)	Non-GAAP financial measure. See discussion of non-GAAP financial measures below.
(6)	The Company completed a previously announced 1 for 10 reverse stock split on December 13, 2016. All prior period per share data has been adjusted accordingly and presented on a comparative basis.

ASSET QUALITY MEASURES

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Net charge-offs as a percentage of average loans (year to date)	0.65%	0.01%	-0.43%	0.50%	-0.08%
Allowance for loan losses (ALL) as a percentage of loans (1)	0.89%	1.37%	1.47%	1.40%	1.50%
ALL plus remaining discounts on acquired loans (credit mark adjusted ALL) as a percentage of gross loans (2)	1.25%	1.77%	1.47%	1.40%	1.50%
ALL to nonaccrual loans (1)	67.78%	77.65%	76.50%	61.82%	65.21%
Nonperforming loans as a percentage of gross loans	1.31%	1.76%	1.92%	2.26%	2.31%
Nonperforming assets as a percentage of total assets	1.15%	1.50%	1.66%	2.10%	2.32%
Troubled debt restructurings	$28,872	28,981	29,812	30,479	30,753

(1)	ALL excludes discounts (fair value adjustments) on acquired loans.
(2)	Ratio is a non-GAAP financial measure calculated as the sum of ALL and discounts (fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL MEASURES

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Common Equity Tier 1 capital ratio - Consolidated	12.15%	12.14%	14.52%	14.65%	14.73%
Common Equity Tier 1 capital ratio - Bank only	11.25%	11.20%	14.60%	14.72%	14.47%
Tier 1 risk-based capital ratio - Consolidated	12.15%	12.14%	14.93%	15.11%	14.73%
Tier 1 risk-based capital ratio - Bank only	11.25%	11.20%	14.60%	14.72%	14.47%
Total risk-based capital ratio - Consolidated	13.23%	13.62%	16.19%	16.35%	16.01%
Total risk-based capital ratio - Bank only	12.03%	12.39%	15.87%	15.96%	15.75%
Tier 1 leverage ratio - Consolidated	10.74%	12.50%	13.16%	13.05%	13.46%
Tier 1 leverage ratio - Bank only	9.93%	11.55%	12.76%	12.69%	13.20%
Book value per common share (1) (2)	$20.05	20.15	17.37	17.14	16.97
Tangible book value per common share (2) (3)	$18.72	18.84	17.37	17.14	16.97

(1)	Book value per common share is total shareholders’ equity divided by common shares outstanding at the end of the respective period.
(2)	The Company completed a previously announced 1 for 10 reverse stock split on December 13, 2016. All prior period per share data has been adjusted accordingly and presented on a comparative basis.
(3)	Tangible book value per common share is total shareholders’ equity less goodwill and intangible assets, net divided by common shares outstanding at the end of the respective period.

AVERAGE BALANCES (1)

	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Total assets	$3,320,516	2,854,920	2,053,285	2,034,948	1,975,873	2,568,744	2,005,235
Average interest-earning assets	$2,956,592	2,573,181	1,849,152	1,820,574	1,845,801	2,296,457	1,873,699
Loans, net of allowance for loan losses	$2,418,825	2,117,627	1,591,399	1,564,868	1,532,896	1,891,345	1,565,821
Total deposits	$2,604,622	2,298,600	1,670,289	1,681,744	1,715,456	2,065,933	1,675,206
Shareholders’ equity	$466,254	371,007	296,897	294,706	206,939	357,552	204,646

(1)	Average balances are computed on a daily basis.

END OF PERIOD BALANCES

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Total assets	$3,267,192	3,325,467	2,092,448	2,040,373	2,065,940
Loans, net of allowance for loan losses	$2,442,116	2,437,302	1,538,019	1,495,811	1,515,795
Total deposits	$2,571,970	2,586,608	1,643,759	1,684,258	1,705,145
Shareholders’ equity	$463,638	464,956	297,900	293,619	290,621
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended				Year Ended
Efficiency ratio, excluding merger-related costs (continuing operations)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2016
Noninterest expense	$18,461	32,535	14,349	15,533	80,878
Deduct: merger-related costs (1)	$1,162	12,910	1,077	1,568	16,717

Noninterest expense, excluding merger-related costs	$17,299	19,625	13,272	13,965	64,161

Net interest income	$24,134	23,011	14,963	14,761	76,869
Noninterest income	$3,130	2,870	2,611	2,513	11,124

Efficiency ratio, excluding merger-related costs	63%	76%	76%	81%	73%

(1)	Merger-related costs were only incurred in the 2016 periods.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Fair Value Adjusted ALL/ Gross Loans
Allowance for loan losses	$21,940	33,730	22,903	21,175	23,157
Add: Discounts (fair value adjustments) on acquired loans	$9,030	10,075	—	—	—

Total fair value adjusted ALL	$30,970	43,805	22,903	21,175	23,157

Gross loans + discounts (fair value adjustments) on acquired loans	$2,473,086	2,481,107	1,560,922	1,516,986	1,538,952

Fair value adjusted ALL/Gross loans	1.25%	1.77%	1.47%	1.40%	1.50%

(1)	The Company completed a previously announced 1 for 10 reverse stock split on December 13, 2016. All prior period per share data has been adjusted comparative basis.

Efficiency ratio, excluding merger-related costs is a non-GAAP financial measures and is not required by or presented in accordance with GAAP. Management believes that this measure excluding merger-related costs is meaningful as it presents the performance of the company without the additive merger costs that are non-recurring and would not be incurred if the company had not merged with Hampton Roads Bankshares, Inc. Allowance for loan losses (ALL) plus discounts on acquired loans as a percentage of gross loans is a supplemental financial measures that is not required by, or presented in accordance with, U.S. GAAP. Management believes that fair value adjusted ALL as a percentage of gross loans is meaningful because it is a measure management uses to assess asset quality. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.